                             RII INVESTMENT CORP.


                              TINTARENT LIMITED


                                   - and -


                       DATA PACKAGING HOLDINGS LIMITED







                              DEED OF INDEMNITY
                              =================













                                  LK Shields
                                  Solicitors
                          39/40 Upper Mount Street,
                                   Dublin 2
                             (CM/LD/Imdem5.doc)

                              TABLE OF CONTENTS

SECTION 1.0 - INTERPRETATION
----------------------------

1.1     Definitions
1.2     Construction
1.3     Governing Law

SECTION 2.0 - INDEMNITY
-----------------------

2.1     Indemnity
2.2     Payments treated as Reduction
2.3     Interest
2.4     No withholding etc.
2.5     Limitations and Exclusions

SECTION 3.0 - CLAIMS AND PAYMENTS
---------------------------------

3.1     Conduct of Claims
3.2     Dates for and Quantum of Payments

SECTION 4.0 - GENERAL PROVISIONS
--------------------------------

4.1     Filing of Tax returns
4.2     Purchaser's Indemnity
4.3     Notices
4.4     Non Assignment
4.5     Binding on Successors
4.6     Obligations Joint and Several
4.7     Waiver
4.8     Business Days

THIS DEED is made on                                            , 2000

BETWEEN:     RII INVESTMENT CORP.
             having its principal place of business
             at 300 Delaware Avenue, Suite 900, Wilmington Delaware, 19801 United States of America
             (hereinafter called the "Covenantor")

             TINTARENT LIMITED
             having its registered office
             at Deloitte and Touche House, Earlsfort Terrace, Dublin 2 (hereinafter called the "Purchaser" which expression shall unless the context does not so permit include its successors in title)

                                - and -

             DATA PACKAGING HOLDINGS LIMITED
             having its registered office
             at Mullingar Business Park, Mullingar, County Westmeath (hereinafter called the "Company")


WHEREAS:

By virtue of an Agreement dated     day of                                ,
2000 and made between, the Covenantor, the Purchaser and Others ("the Agreement") the Purchaser agreed to purchase the entire issued share capital of the Company ("the Shares") on the terms and conditions set out in the Agreement and the Covenantor agreed to enter into this Deed.

NOW THIS DEED WITNESSETH as follows:-

SECTION 1.0 - INTERPRETATION
----------------------------

1.1      Definitions
         -----------

         In this Deed the following expressions shall, unless the context otherwise requires, have the following meanings:-

         (a) "Completion", completion of the sale and purchase of the Shares in accordance with the Agreement.

         (b) "Claim", any notice letter or other document issued or action taken by or on behalf of any taxing or other competent authority (whether within or outside Ireland) from which it appears that a Tax liability may be imposed on the Company.

         (c) "Companies", each of the Companies listed in the Sixth Schedule to the Agreement and the word "Company" shall where the context permits include any of the Companies.

         (d) "Ordinary Course of Business", for the avoidance of doubt the following events, though not exclusive, will not be treated as occurring in the ordinary course of business of the Company;

                 (i) the payment of any dividend or the making of any other distribution;

                 (ii)    the disposal of any capital assets;

                 (iii) the disposal of any property or assets (including trading stock) in circumstances where the consideration actually received for such disposal is less then the consideration deemed to have been received for Tax purposes;

                 (iv) the supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for consideration which was less then might reasonably have been regarded as the open market value of such service or business facility;

save where any of the above occurred regularly or habitually as part of the Company's trading activities.

         (e) "Relief", any loss, allowance, credit, relief, deduction or set-off which is properly available under Tax law, revenue concession or any bona fide revenue procedures and precedents to relieve or otherwise mitigate any Tax liability of the Company.

         (f) "Tax Assessment", any assessment demand or other similar formal notice of a Tax liability issued by or on behalf of any taxing or other competent authority (whether within or outside Ireland) by virtue of which the Company is or will with the passing of time become liable to make a payment of Tax.

         (g) "Tax", all forms of tax howsoever and wheresoever arising and including:-

                 (i) within Ireland, income tax, corporation tax, stamp duty, capital duty, value added tax, advance corporation tax, residential property tax, dividend withholding tax, capital gains tax, customs duty, excise duty, pay-related social insurance and other similar contributions, PAYE, professional services withholding tax, estate duty, rates, gift tax, inheritance tax or any other taxes levies, customs and other duties or imposts similar to, replaced by or replacing any of them, all costs, expenses, charges, surcharges, whether by way of penalty or additional liability to tax, penalties and interest included in or relating to any Tax Assessment therefor; and

                 (ii) outside Ireland all taxes including (without limitation) taxes on gross or net income profits or gains, receipts, sales, use, occupation, franchise, value added, personal property and other taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever and all penalties charges and interest included in or relating to any Tax Assessment therefor.

         (h) "Transaction", any transaction, act, event or omission of whatever nature including, without limitation, any change in the residence of any person for the purposes of any Tax, any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance. Reference to a Transaction occurring on or before Completion will include the combined result of two or more Transactions, the first of which has taken place on or before Completion which results in a liability of the Company to tax under Section 811 of the Taxes Consolidation Act 1997 or under any other anti-avoidance provision on foot of a claim.

1.2      Construction
         ------------

         (a) Reference to any Tax liability of the Company shall include not only liabilities of the Company to make payments of or in respect of Tax but also:-

                 (i) the loss or setting off against income, profits or gains of any unclaimed capital allowances balances available up to 30 April, 2000 or losses available up to 30 April, 2000 in each case arising in the ordinary course of business of the Company which would (were it not for the said loss or setting off) have been available to the Company;

                 (ii) the loss or setting off against any Tax liability of a right to repayment of Tax which has been treated as an asset of the Company in the management accounts prepared for the period ended 30th April, 2000; and

                 (iii) the setting off against income profits or gains earned accrued or received on or before Completion of any Relief properly available under Tax law, revenue concession or any bona fide revenue procedures and precedents which is not available before Completion but arises in respect of any event occurring after Completion in circumstances where but for such setting off the Company would have had an actual Tax liability in respect of which it or the Purchaser would have been able to make a claim against the Covenantor under this Deed;

and in such a case the amount by which Tax payable by the Company is increased as a result of the Relief so lost or set off or the amount of the repayment which would otherwise have been obtained shall be treated for the purposes of this Deed as a Tax liability of the Company provided that if such Relief is treated as a deduction from or offset against gross income or profits the Tax liability which is deemed to have arisen shall be equal to the amount of Tax which would, in the case of a lost Relief and on the basis of the Tax rates current at the date of such loss, have been saved thereby but for such loss or, in the case of the setting off of a Relief, the amount of Tax which has been saved thereby in consequence of such set off.

         (b)     References to:-

                 (i) income or profits or gains earned accrued or received on or before a particular date or in respect of a particular period shall include income or profits or gains which have been deemed under Tax law, revenue concession or any bona fide revenue procedures and precedents to have been earned accrued or received at or before that date or in respect of that period for the purposes of any Tax Assessment and/or any other standard or measure for the assessment of any Tax under Tax law, revenue concession or any bona fide revenue procedures and precedents;

                 (ii) any payment or distribution made on or before a particular date shall include:-

                         A.     any payment or distribution which on or before
that date has fallen due to be made; and

                         B.     any act or transaction which has occurred on
or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax Assessment under Tax law, revenue concession or any bona fide revenue procedures and precedents; and

                 (iii) any dividend shall include anything which is deemed under Tax law, revenue concession or any bona fide revenue procedures and precedents to be a dividend or distribution to shareholders or others for the purposes of any Tax Assessment.

         (c) Words and expressions defined in the Agreement shall except where otherwise provided as expressly defined have the same meaning in this Deed.

1.3      Governing Law
         -------------

         This Deed shall be governed by and construed in accordance with the laws of Ireland and each of the parties hereto submits to the jurisdiction of the Courts of Ireland for the purposes of enforcing any claim arising hereunder.


SECTION 2.0 - INDEMNITY
-----------------------

2.1      Indemnity
         ---------

         The Covenantor hereby covenants to hold each of the Purchaser and the Company indemnified and to keep each of the Purchaser and the Company indemnified (subject as hereinafter provided) against any Tax liability of the Company as a result of:

         (a)     any Tax liability of the Company:-

                 (i) in respect of or arising from any Transaction effected or deemed under Tax law, revenue concession or any bona fide revenue procedures and precedents to have been effected on or before Completion; or

                 (ii) by reference to any profits or gains earned, accrued or received on or before Completion; or

                 (iii) by reference to amounts in respect of Tax which should have been deducted by the Company from payments made by it prior to Completion; or

                 (iv) arising from a withdrawal of a Relief claimed in respect of the ordinary course of business of the Company for all periods up to the Balance Sheet Date, or from a withdrawal of a Relief (other than in respect of the ordinary course of business of the Company) claimed in respect of any period of time ending at the date of Completion.

         (b) any Tax liability of the Company in respect of or arising from any Transaction completed after Completion in pursuance of a legally binding obligation or an arrangement, in either case whether or not conditional, assumed or entered into on or before Completion otherwise than in the ordinary course of business; or

         (c) any interest, costs and expenses reasonably and properly incurred by the Purchaser and/or the Company in connection with any such Tax liability (or claim therefor) in respect of which the Covenantor is liable hereunder or in taking or defending any successful action under this Deed against the Covenantor; or

         (d) any costs and expenses reasonably and properly incurred by the Purchaser and/or the Company in connection with any such Tax liability as is referred to in Clause 2.1(a) and (b).

2.2      Payments treated as Reduction
         -----------------------------


         Any payment by the Covenantor to the Purchaser (or the Company) pursuant to this Deed shall constitute a reduction in the consideration payable for the Shares.

2.3      Interest
         --------

         If any payment due to be made by the Covenantor to the Purchaser or the Company under this Deed is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 2 per cent per annum above EURIBOR from time to time .

2.4      No withholding etc
         ------------------

         All sums payable by the Covenantor to the Purchaser under this Deed shall be paid free and clear of all deductions or withholdings by the Covenantor save only as may be required by law. If any such deductions or withholdings are required by law, the Covenantor shall be obliged to pay to the Purchaser such sum as will after such deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any such payment shall be subject to such deduction or withholding, the Covenantor shall be entitled to elect to reduce accordingly the consideration for the Shares and shall make a repayment of the appropriate amount thereof to the Purchaser. If any sum payable by the Covenantor to the Purchaser under this Deed shall otherwise be subject to Tax in the hands of the Purchaser the same obligation to make an increased payment shall apply in relation to such Tax liability as if it were a deduction or withholding required by law. If the Purchaser or the Company is entitled to receive a credit or refund for any such withholding, deduction or additional tax in respect of the sums payable by the Covenantors to the Purchaser, then the Purchaser or the Company shall forthwith refund such amount to the Covenantor net of any costs or Tax incurred on it. For the avoidance of doubt the terms of this Clause 2.4 shall not apply to any payment made to the Company.

2.5      Limitations and Exclusions
         --------------------------

         Notwithstanding anything else contained in this Deed or in the Agreement, the liability of the Covenantor under this Deed shall be limited in the following manner:

         (a) The Covenantor shall not be liable in respect of any relevant claim unless written notice detailing a claim under the Deed and containing details of the claim and approximate amount thereof shall have been given by the Purchaser to the Covenantor before the seventh anniversary of the Completion Date.

         (b) Subject to Clause 2.5(j), any relevant claim which is validly made within the required period aforesaid shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Covenantor within twelve months of written notice of the relevant claim first being given as aforesaid (or where action against a third party is taken pursuant to this Clause 2.5, within twelve months of remedies against such third party having been exhausted).

         (c)     Time shall be of the essence for the purposes of this Clause
2.5.

         (d) The aggregate liability of the Covenantor arising in any way under the Agreement or this Deed any of the other agreements and document delivered in connection therewith, applicable law or any other theory of recovery (including any costs suffered or incurred) shall not exceed the Consideration and Deferred Consideration calculated together.

         (e) The Covenantor shall not be liable in respect of any relevant claim:-

                 (i) if it would not have arisen but for some voluntary act, omission, transaction or arrangement carried out at any time by or on behalf of the Purchaser or after Completion by or on behalf of the Company or any of its subsidiaries or any of their respective successors in title, save to the extent that such act, omission, transaction or arrangement was carried out as a result of a binding contract or commitment entered into by the Company prior to Completion or otherwise than pursuant to a voluntary disclosure required under Tax law to be made by the Company in connection with any audit, investigation or examination with a Tax authority;

                 (ii) to the extent that the claim arises or is increased as a result of:-

                         (I)     an increase in rates of taxation, or new
taxation, after the date hereof;

                         (II)    any administrative or judicial decision or
practise or any generally accepted change in the interpretation of the law, after the date hereof;

                         (III)   the passing of any primary or subordinate
legalisation, or making of any other government regulation, not in force at the date hereof or the withdrawal or alteration after the date hereof of any published extra statutory concession made by any fiscal authority and presently in operation;

                         (IV)    the failure or omission on the part of the
Companies after Completion in respect of the part of the accounting period spanning Completion up to 30 April 2000 in respect of the ordinary course of business or up to Completion in respect of all other matters, details of which were furnished to the Purchaser by the Covenantor prior to Completion, to make any election, claim, action, surrender or disclaimer or to give any notice or consent or do any other thing the making or giving or doing of which could have been performed notwithstanding the sale of the Shares and provided that there is no material adverse effect on the Purchaser;

                         (V)     the Companies waiving or surrendering in the
current accounting period spanning Completion an exemption, relief allowance, credit deduction or set off available to it before Completion relevant to the computation of any liability to taxation or any credit against taxation;

                         (VI)    to the extent the relevant claim would not
have arisen but for the fact that the Companies' accounting policies or the application thereof (including without limitation the treatment of any assets or liabilities or of the taxation attributable to any timing differences in future accounts of the Companies) is changed after the date of Completion from the treatment or application of the same utilised in preparing the Accounts.

         (f) The Covenantor shall not be liable in respect of any relevant claim:-

                 (i) to the extent that provision, accrual, allowance or reserve has been made in the management accounts for the Company and its subsidiaries prepared for the period ended 30th April, 2000, in respect of the matter to which the liability relates or that payment or discharge thereof is or has been taken into account therein or to the extent that such Taxation has already been discharged by or on behalf of the Covenantor, either by actual payment, the surrender of losses or the utilisation of a relief arising before Completion;

                 (ii) to the extent that the liability in respect thereof arises as a result of the appropriate provision, accrual, allowance, reserve in respect of a liability or reserve in the management accounts referred to in
(i) above being insufficient by reason of any increase in rates of Taxation or variation in the method applying or calculating the rate of Taxation made after the date of this Agreement;

                 (iii) to the extent that such claim would not have arisen but for a cessation of trading or a change in the nature or conduct of trade by any of the Companies after Completion;

                 (iv) to the extent that such liability when discharged gives rise to a cash saving to the Companies the amount of which is certified by an Independent Accountant.

The "Independent Accountant" referred to in this Clause 2.5 shall be such chartered accountant as shall be agreed between the parties or in default of agreement shall be appointed by the President for the time being of the Institute of Chartered Accountants in Ireland on the application of either the Covenantor or the Purchaser, and the Independent Accountant shall act as an expert and not as an arbitrator so that the Arbitration Acts shall not apply. The costs of the Independent Accountant in respect of cash savings up to IR 10,000 shall be borne by the Covenantor and thereafter as the Independent Accountant shall direct. The amount of any such cash saving shall to the extent not used to limit the exposure of the Covenantor in respect of the claim giving rise thereto, be available for carry forward by the Covenantor to limit the liability of the Covenantor hereunder in respect of all future claims hereunder (if any) until exhausted.

         (g) The Covenantor shall not be liable in respect of any relevant claim:-

                 (i) to the extent the Purchaser or any of the Companies recovers such loss or damage suffered by either of them arising out of the breach or claim under the terms of any insurance policy for the time being in force;

                 (ii) which would not have arisen but for anything expressly provided to be done or omitted to be done pursuant to this Deed or which is otherwise done or omitted to be done at the written request or the with the written consent of the Purchaser excluding deductions or withholdings referred to in Clause 2.4;

                 (iii) which would not have arisen but for (or if the same is increased by reason of) a breach by the Purchaser or the Company of its obligations under the Agreement or under this Deed:

                 (iv) to the extent that any taxation for which the Purchaser and/or any of the Companies is assessed, is reduced or extinguished as a result of any such claim or the liability to which it relates;

                 (v) to the extent that any losses, credits, reliefs or any other allowable sums arising or becoming available on or before Completion excluding unclaimed capital allowances balances and losses available up to Completion in respect of the ordinary course of business and previously unutilised are available to the Companies for set-off against the Taxation the subject of such claim or the liability to which it relates (and so that the use of any such losses, credits, reliefs or allowable sums shall not of itself give rise to a relevant claim);

                 (vi)    in respect of any indirect or consequential damages;

                 (vii) to the extent that the claim relates to Taxation arising from the Company or its subsidiaries carrying on their ordinary course of business from 30 April 2000 onwards; or

                 (viii) to the extent that the income, profits or gains in respect of which the liability for Taxation arises were actually earned, accrued or received by any of the Companies but were not reflected in the said management accounts referred to in Clause 2.5(f)(i) above net of all Tax thereon.

         (h) Where the Purchaser and/or Companies are aware at any time that they are entitled to recover from some other person any sum in respect of any matter giving rise to a relevant claim, the Purchaser shall and shall procure that the Companies shall undertake all reasonable steps to enforce such recovery and in the event that the Purchaser or the Companies shall recover any amount from such other person the amount of the claim against the Covenantor shall be reduced by the amount recovered less all costs, charges and expenses incurred by the Purchaser or the Companies in recovering that sum from such other person. If the Covenantor pays at any time to the Purchaser or the Companies an amount pursuant to a relevant claim and the Purchaser or the Companies subsequently become entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the Companies shall, take all steps to enforce such recovery and shall forthwith repay to the Covenantor so much of the amount paid by the Covenantor to the Purchaser or the Companies as does not exceed the sum recovered (whether in cash, by way of credit, set off or otherwise) from such other person less all costs, charges and expenses incurred by the Purchaser or the Companies in recovering that sum from such other person.

         (i) Clause 5.14 of the Agreement shall apply mutatis mutandis to this Deed.

         (j) If in respect of a relevant claim the liability of the Purchaser or the Companies is contingent, then the Covenantor shall not be under any obligation to make any payment in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual, and during the time such liability is contingent, Clause 2.5(b) shall not apply and the twelve month period therein referred to shall start to run from the date such liability ceases to be contingent.

         (k) Nothing herein or in the Deed shall be deemed to relieve the Purchaser or the Companies from any common law duty to mitigate any loss or damage incurred by it or them and the Purchaser undertakes that following Completion insofar as relevant to the obligations of the Covenantor hereunder, the Companies shall take all appropriate or reasonably necessary steps in the ordinary course of its business to perform its obligations owing to and enforce its rights against third parties.

         (l) The Purchaser shall and shall procure that the Companies shall:-

                 (i) keep the Covenantor informed of all material developments known to them in relation to the matter or circumstances which give or may give rise to a relevant claim; and

                 (ii) give the Covenantor and its professional advisors reasonable access to any relevant information, records and accounts within the power, permission or control of the Purchaser and/or the Companies to enable the Covenantor and its professional advisors to examine such information, records and accounts.

         (m) Any amount which may be recovered by any of the Purchaser or the Companies from the Covenantor in respect of a relevant claim shall be deemed to have been recovered first on account of the Warranties contained in the Agreement and any amount payable under this Deed arising in relation to the same matters shall be deemed to be reduced to the extent of such recovery, without prejudice to the bringing of any action under this Deed or under the Warranties in the Agreement. For the avoidance of doubt this shall have no effect on the limitations of liability set out in Clause 5.11 of the Agreement or on the application of Clause 2.4 of this Deed (i.e. gross up provision).

         (n) The provisions of this Clause shall remain in force and be fully applicable in all circumstances and in particular shall not be discharged by any breach of the Warranties or the provisions of the Agreement or this Deed, whatever its nature or consequence, nor by any actual or purported termination or recission by the Purchaser of this Agreement.


SECTION 3.0 - CLAIMS AND PAYMENTS
---------------------------------

3.1      Conduct of Claims
         -----------------

         Upon the Company or the Purchaser becoming aware of a Claim it shall forthwith give written notice thereof to the Covenantor containing details of the claim and the approximate amount thereof. If the Covenantor indemnifies and secures the Company and/or (as the case requires) the Purchaser to their reasonable satisfaction against all Tax liabilities, which may be incurred, the Purchaser or the Company shall take such action as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the claim. Provided that the Company shall not be obliged to appeal against any Tax Assessment raised on it if having given the Covenantor written notice of the receipt of such Tax Assessment it has not within 15 Business Days thereafter received instructions to do so in writing from the Covenantor in accordance with the preceding provisions of this sub-clause. Provided further that neither the Company nor the Purchaser shall be obliged to take any action whatsoever in relation to such claim which is likely in the reasonable opinion of the Purchaser to materially adversely affect the current liability (excluding the subject matter of this claim) or the future liability of the Company to Tax or otherwise to be prejudicial to the reasonable commercial interests of the Company.

3.2      Dates for and Quantum of Payments
         ---------------------------------

         (a) This Clause shall apply solely for determining the date on which any payments or repayments shall be made by or to the Covenantor pursuant to this Deed, and where expressly provided, the amounts thereof.

         (b) The Covenantor shall make payment to the Company and/or the Purchaser (as the case may be) within three Business Days from when the Company is required to discharge a Claim in order to avoid interest and penalties.

         (c) The Company and/or the Purchaser shall make a repayment to the Covenantor within three Business Days from when the Company and or the Purchaser receives any repayment of any amount paid pursuant to paragraph (b) of this Clause in respect of any Claim or pursuant to Clause 2.4 hereof. Any repayment to the Covenantor pursuant to this paragraph (c) of this Clause shall not prejudice the right of either the Company and/or the Purchaser to recover from the Covenantor under this Deed in the event that a further Claim is made upon the Company whether in respect of matters to which the repayment relates or otherwise.

         (d) For the purposes of paragraph (b) of this Clause the Company shall be deemed to discharge a Claim:-

                 (i) on the date on which the Company is required to pay any amount of a Tax Liability hereunder which is the subject matter of a claim hereunder in order to avoid interest or penalties;

                 (ii) on the date on which the Company would have been liable to pay an amount of Tax in respect of such Claim but for any Relief, or other rights or claims of a similar nature available to the Company; or

                 (iii) on the date upon which the Company would have received a repayment of Tax in respect of the period prior to Completion but for the setting off against any Tax liability in respect of which the Covenantor is liable hereunder of the amount of such repayment of Tax;

                         as the case may be.


SECTION 4.0 - GENERAL PROVISIONS
--------------------------------

4.1      Filing of Taxation Returns
         --------------------------

         At the option of the Covenantor, the Covenantor (or its advisors) shall be given a reasonable opportunity to review all corporation tax returns and computations in respect of all accounting periods up to and including the end of the accounting period in which Completion occurs which have not been filed at Completion and the Purchaser shall consider and take account of the reasonable suggestions of the Covenantor in relation thereto.

4.2      Purchaser's Indemnity
         ---------------------

         In consideration of the Agreement and the covenants hereby given by the Covenantor in favour of the Purchaser and the Company, the Purchaser agrees to indemnify and hold harmless the Covenantor in respect of any liability it incurs whatsoever resulting from the residence of the Company or any of its subsidiaries being transferred outside Ireland at any time after Completion.

4.3      Notices
         -------

         (a) Any notice or other communication required or permitted to be given or made hereunder shall be addressed or sent as follows:

                 (i) if to the Purchaser, if by letter, to Ciaran Harris at Trend Technologies Europe Limited, Knockmitten Lane, Western Industrial Estate, Dublin 12, Ireland and to Graeme Stening at Doughty Hanson & Co., Times Place, 45 Pall Mall, London SW1Y 5JG, England and if by fax to fax number (01) 4505065 and to (0044) 207 747 9344 and if by electronic mail to charris@trendtech.ie and to gstening@doughtyhanson.com; and

                 (ii)    if to the Company, to

                         Data Packaging Holdings Limited
                         Mullingar Business Park,
                         Mullingar,
                         Co. Westmeath;

                 (iii)   if to the Covenantor, if by letter, to

                         RII Investment Corp.
                         30 Delaware Avenue
                         Suite 900
                         Wilmington Delaware 19801
                         United States of America;

or to such other postal address or electronic mail or fax number as any such party hereto may from time to time notify to the other parties hereto in writing in accordance with the provisions hereof.

         (b) Any notice or other communication required or permitted to be given or made hereunder shall be validly given or made if delivered personally or if despatched by pre-paid letter post addressed as aforesaid [or if sent by telex message to such telex number (if any) as may be specified as aforesaid or if sent by fax to such fax number (if any) as may be specified as aforesaid] and shall be deemed to be given or made:

                 (i)     if delivered by hand - at the time of delivery;

                 (ii) if sent by post - forty eight hours after the same shall have been posted; and

                 (iii) if sent by electronic mail - at the time of acknowledgement of receipt; and

                 (iv) if sent by fax - at the time of termination of the fax transmission.

4.4      Non Assignment
         --------------

         This Deed shall not be assignable in whole or in part by any of the parties hereto without consent of the other save that the Purchaser shall be entitled to assign and transfer all or any of its rights and obligations hereunder to any member of the Purchaser's Group or as security interest to its funders and financiers. If such assignee or transferee shall cease to be a member of the Purchaser's Group the Purchaser shall provide that it shall assign its rights and obligations under the Agreement to a member of the Purchaser's Group prior to so ceasing, provided however, that no such assignment shall increase the liability of the Covenantor hereunder.

4.5      Binding on Successors
         ---------------------

         This Deed shall enure to the benefit of and be binding upon the respective parties hereto and their respective successors personal representatives and permitted assigns.

4.6      Waiver
         ------

         A waiver by any party hereto of any breach by any party hereto of any of the terms provisions or conditions of this Deed or the acquiescence of a party hereto in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term provision or condition or of any subsequent act contrary thereto.

4.7      Business Days
         -------------

         If any action or duty to be taken or performed under any of the provisions hereof would, apart from the provisions of this Clause, fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such date.

IN WITNESS whereof these presents have been entered into the day and year first herein written.

PRESENT when the common seal of
RII INVESTMENT CORP.
was affixed hereto:-

PRESENT when the common seal of
TINTARENT LIMITED
was affixed hereto:

PRESENT when the common seal of
DATA PACKAGING HOLDINGS LIMITED
was affixed hereto:-